UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2016

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-8869

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 27, 2016, EyeGate Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock with the Delaware Secretary of State. Each share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is convertible into shares of the Company’s Common Shares at any time at the holder’s option. The holder, however, will be prohibited from converting shares Preferred Stock into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the shares of the Company’s shares of common stock then issued and outstanding, which may be increased to 9.99% in certain circumstances. In the event of the Company’s liquidation, dissolution, or winding up, holders of Series A Preferred Stock will receive a payment equal to $0.01 per share of Series A Preferred Stock before any proceeds are distributed to the holders of shares of common stock. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock will be required to amend any provision of the Company’s certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series A Preferred Stock. Shares of Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	senior to all of the Company’s common stock to the extent of its liquidation preference of $0.01;

•	senior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock to the extent of its liquidation preference of $0.01;

•	senior to all of the Company’s outstanding warrants; and

•	on parity to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock

A copy of the Certificate of Designation relating to the Series A Preferred Stock is filed as Exhibit 3.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Certificate of Designation is subject to, and qualified in its entirety by, such document, which is incorporated herein by reference.

Item 8.01.    Other Events.

On June 30, 2016, the Company completed its previously announced offering of common stock and Series A Preferred Stock, along with a concurrent private placement of warrants, with total gross proceeds of approximately $3.77 million (the “Offering”), as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2016. The net proceeds to the Company from the Offering, after deducting the placement agent fees and the Company’s estimated offering expenses, will be approximately $3.4 million.

On June 30, 2016, the Company issued a press release regarding the completion of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: June 30, 2016

Exhibit Index

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 30, 2016